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                                                                   EXHIBIT 10.2

                               TERM LOAN AGREEMENT

     THIS TERM LOAN AGREEMENT, dated as of April 25, 2000, between QUIKSILVER, INC., a Delaware corporation (the "Borrower"), and UNION BANK OF CALIFORNIA, N.A., (the "Lender").

                                    RECITALS

     The Borrower has requested that the Lender extend to it a term loan to finance improvements to the Borrower's headquarters building located at 15202 Graham Street, Huntington Beach, California, upon the terms and conditions set forth below:

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Accountants": Deloitte & Touche, LLP, or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Borrower and satisfactory to the Lender.

     "Acquisitions": any transaction, or any series of transactions, consummated after the Closing Date, in which the Borrower or any Subsidiary (in one transaction or in a series of transactions) (a) acquires any business or all or substantially all of the assets of any Person or any division or business unit thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of a majority ownership in any partnership or joint venture.

     "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote securities having 5% or more of the ordinary voting power for the election of directors (or the equivalent) of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agreement": this Term Loan Agreement, as amended, waived, supplemented or otherwise modified from time to time.

     "Applicable Lending Office": for the Lender, its office specified below its signature on the signature pages hereof.


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     "Applicable Term Loan Margin": 1.50%.

     "Asset Disposition": the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the Properties, business or assets (other than marketable securities, including "margin stock" within the meaning of Regulation U, liquid investments and other financial instruments but, including the assignment of any lease, license or permit relating to the Properties) of the Borrower or any of its Subsidiaries to any Person or Persons other than to the Borrower or any of its Subsidiaries.

     "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. "Reference Rate" shall mean the rate of interest per annum publicly announced from time to time by the Lender as its "reference rate" in effect at its office in Los Angeles, California. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it. If, for any reason, the Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

     "Borrower": as defined in the preamble hereto.

     "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close and which, in the case of any portion of the Term Loan accruing interest based on the Adjusted LIBOR Rate, is a Eurodollar Business Day.

     "Capital Expenditures": for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), and all contractual commitments for such expenditures which are entered into during such period (provided that if any such commitment is included in one fiscal year, the actual payment in a later fiscal year shall not be included in such later fiscal year), by such Person, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP (including all Capitalized Lease Obligations).


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     "Capitalized Lease Obligations": obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase, or any other securities convertible into, any of the foregoing.

     "Closing Date": the date on which the conditions precedent set forth in
Section 4.1 have been satisfied.

     "Code": the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral": all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any security agreement, pledge agreement, assignment, mortgage, deed of trust, or other security document heretofore or hereafter executed by the Borrower as security for all or part of the Obligations.

     "Collateral Documents": the Security Agreement, Form UCC-1 Financing Statements, amendments thereto, and any other document encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Lender executed by the Borrower.

     "Commonly Controlled Entity": as to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section 4001 of ERISA or is part of a group which includes such Person and which is treated as a single employer under Section 414 of the Code.

     "Consideration": with respect to any Acquisition, the aggregate consideration, in whatever form (including cash payments, the principal amount of promissory note and Indebtedness assumed, and the fair market value of other property delivered) paid, delivered or assumed by the Borrower or any Subsidiary for such Acquisition and the expenses associated therewith, including all brokerage commissions, legal fees and similar expenses.

     "Continuation Notice": a request for continuation pursuant to Section 2.3, substantially in the form of Exhibit D.

     "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Covenant Compliance Certificate": a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit C hereto.

     "Default": any of the events specified in Article 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.


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     "Dollars" and "$": dollars in lawful currency of the United States.

     "Domestic Subsidiary": each Subsidiary organized under the laws of the United States or any state thereof.

     "EBITDA": for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (i) provisions for income taxes, (ii) depreciation and amortization and (iii) Interest Expense.

     "Environmental Control Statutes": as defined in Section 3.12.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate": as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

     "Eurodollar Business Day": shall mean any day on which banks are open for dealings in Dollar deposits in the London Inter-bank Market.

     "Event of Default": any of the events specified in Article 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Excluded Taxes": all taxes imposed on or by reference to the net income of the Lender or its Applicable Lending Office by any Governmental Authority and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Lender or its Applicable Lending Office by any Governmental Authority.

     "Federal Funds Effective Rate": as defined in the definition of "Base Rate" contained in this Section 1.1.

     "Fixed Charge Coverage Ratio": for the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of (a) EBITDA minus (i) income taxes paid, minus (ii) Capital Expenditures not financed through long-term debt or long-term Capitalized Lease Obligations to (b) Fixed Charges for such period.

     "Fixed Charges": for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Interest Expense and (ii) regularly scheduled principal payments due within twelve months on Funded Debt (excluding optional prepayments made pursuant to Section 2.2), including the principal component of Capitalized Lease Obligations.

     "Foreign Subsidiary": each Subsidiary other than a Domestic Subsidiary.


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     "Funded Debt": the sum of the outstanding principal balance of all
Indebtedness of the Borrower and its Subsidiaries described in clauses (i),
(ii), (iii) and (iv) of the definition of "Indebtedness" set forth herein. Notwithstanding the foregoing, Funded Debt shall not include trade payables and accrued expenses incurred by the Borrower or its Subsidiaries in accordance with, customary practices and in the ordinary course of business of the Borrower or its Subsidiaries.

     "GAAP": generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by the Borrower with any of the covenants in Section 6.1, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

     "Governmental Authority": any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "Guarantees": each guarantee made by a Guarantor in favor of the Lender, in form and substance satisfactory to the Lender, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Guarantors": each Subsidiary which executes a Guarantee in favor of the Lender.


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     "Hedging Agreements": as defined in the definition of "Hedging Obligations"
in this Section 1.1.

     "Hedging Obligations": of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("Hedging Agreements"), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

     "Indebtedness": of any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (iv) all Capitalized Lease Obligations of such Person,
(v) all Hedging Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter-of-credit, airway release, steamship guaranty or similar facilities, (vii) all Guarantee Obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause
(i), (ii), (iii), (iv), (v) or (vi) above and (vii) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

     "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent": pertaining to a condition of Insolvency.

     "Intercreditor Agreement": an intercreditor agreement, in form and substance satisfactory to the Lender, between the Lender, on the one hand, and the Revolving Loan Lenders, on the other hand, as it may be amended, modified or restated from time to time.

     "Interest Expense": as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (i) the amount of all interest on Funded Debt which was paid, payable and/or accrued for such period and (ii) all commitment, standby letter of credit, commercial letter of credit or line of credit fees paid, payable and/or accrued for such period to any lender in exchange for such lender's commitment to lend.

     "Interest Payment Date": (a) with respect to each Interest Period of three months or less, the last day of such Interest Period, (b) with respect to each Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (c) for each of (a)


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and (b) above, on the day on which the Term Loan becomes due and payable in full or is paid or prepaid in full.

     "Interest Period": with respect to any portion of the Term Loan selected by the Borrower, subject to Section 2.4:

     (a) initially, the period commencing on the Closing Date and ending one, two, three or six months thereafter, as selected by the Borrower in its Term Borrowing Notice or Continuation Notice, as the case may be, given with respect thereto; and

     (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such portion and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period that would otherwise extend beyond the date final payment is due on the Term Loan shall end on the date of such final payment;

          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Tranche during an Interest Period.

     "Interest Rate Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement entered into between the Lender (or any Affiliate of the Lender) and the Borrower.

     "Lease Expense": for any period, the aggregate minimum rental obligations payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet or in the notes thereto.

     "Lender": as defined in the preamble hereto.

     "LIBOR": with respect to each day during each Interest Period, the rate of interest determined by the Lender to be the rate per annum at which deposits in dollars would be offered to the Lender by leading banks in the London Interbank Market at or about 9:00 a.m., Los Angeles time, two Eurodollar Business Days prior to the beginning of such Interest Period, for


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delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the portion of the Term Loan to be subject to such Interest Period.

     "LIBOR Adjusted Rate": with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                     LIBOR
                        ---------------------------------
                        1.00 - LIBOR Reserve Requirements

     "LIBOR Reserve Requirements": for any day as applied to that portion of the Term Loan accruing interest at a rate based on the Adjusted LIBOR Rate, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

     "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

     "Loan Documents": this Agreement, the Term Note, the Collateral Documents, the Guarantees, the Intercreditor Agreement, any Interest Rate Agreement and any other agreement executed by the Borrower or any Subsidiary in connection herewith or therewith, including UCC-1 Financing Statements and any fee letters, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

     "Margin Stock": as defined in Regulation U.

     "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition or prospects (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, any Material Domestic Subsidiary or any Material Foreign Subsidiary to perform its respective obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

     "Material Domestic Subsidiary": as of any date, a Domestic Subsidiary that
(a) has a net worth (excluding in the determination thereof any Indebtedness of such Domestic Subsidiary to the Borrower or another Subsidiary) of at least 5% of the Borrower's consolidated net worth as


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of the last day of the most recently ended fiscal quarter of the Borrower, (b)
has annual revenue (or annualized revenue in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of the Borrower's consolidated revenue for the 12-month period ended as of the most recently ended fiscal quarter of the Borrower or (c) has annual net income (or annualized net income in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of the Borrower's consolidated net income for the 12-month period ended as of the most recently ended fiscal quarter of the Borrower.

     "Material Foreign Subsidiary": a Foreign Subsidiary having at any time a net worth equal to 10% or more of the Borrower's consolidated net worth.

     "Maximum Leverage Ratio": for the Borrower and its Subsidiaries on a consolidated basis, the ratio of Funded Debt to EBITDA.

     "Multiemployer Plan": a plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "Na Pali": Na Pali, S.A.S. (Europe), a French corporation and a Subsidiary of the Borrower.

     "Net Income": for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP.

     "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loan and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Term Note, and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Term Note, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Lender that are required to be paid by the Borrower pursuant to the terms of this Agreement) or otherwise.

     "Organic Documents": relative to any entity, its certificate of incorporation, articles of incorporation, certificate of formation, certificate of organization or partnership agreement, and its by-laws, operating agreement or limited liability company agreement, or the equivalent documents of any entity.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

     "Person": any individual, firm, partnership, joint venture, corporation, association, limited liability company, business enterprise trust, unincorporated organization, government or


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

department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan": as to any Person, any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of such Person or any ERISA Affiliate of such Person (and any such plan no longer maintained by such Person or any of such Person's ERISA Affiliates to which such Person or any of such Person's ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

     "Prohibited Transaction": with respect to any Plan, a prohibited transaction (as defined in Section 406 of ERISA) with respect to such Plan.

     "Properties": the collective reference to the real and personal property owned, leased, used, occupied or operated by the Borrower and its Subsidiaries.

     "Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

     "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

     "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

     "Requirement of Law": as to any Person, the Organic Documents of such Person, and any law, treaty, rule or regulation, determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer": with respect to any Person, the chief executive officer, the president, the managing member or members (as applicable, with respect to any limited liability company), any executive vice president, any senior vice president or any vice president or, with respect to financial matters, the chief financial officer, the vice president of finance, treasurer or controller.

     "Revolving Loan Facility": that certain revolving loan facility in a maximum aggregate principal amount not to exceed $90,000,000 made (or to be made) by the Revolving Loan Lenders to the Borrower.

     "Revolving Loan Lenders": the lenders from time to time party to the Revolving Loan Facility, and any successor or assigns thereof.


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     "Security Agreement": the Security Agreement, in form and substance satisfactory to the Lender, made by the Borrower in favor of the Lender in respect of the tangible and intangible personal property of the Borrower described therein, as the same may be amended from time to time in accordance with the terms hereof.

     "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "Solvent": when used with respect to any Person, that:

          (i) the present fair salable value of such Person's assets is in excess of the total amount of the probable liability on such Person's liabilities;

          (ii) such Person is able to pay its debts as they become due; and

          (iii) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

     "Subsidiary": as to any Person at any time of determination, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Taxes": as defined in Section 2.11.

     "Term Borrowing Notice": a notice from the Borrower to the Lender requesting the borrowing of the Term Loan on the Closing Date, substantially in the form of Exhibit E hereto.

     "Termination Event": (i) a Reportable Event, (ii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (iii) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (iv) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

     "Term Loan": as defined in Section 2.1(a).

     "Term Loan Commitment": $12,300,000.

     "Term Loan Maturity Date": April 1, 2007 or such earlier date as the Term Loan shall become due and payable (whether by acceleration or otherwise).

     "Term Note": as defined in Section 2.1(b).

     "Tranche": one or more portions of the Term Loan the Interest Periods with respect to all of which begin on the same date and end on the same later date.

     1.2 Other Definitional Provisions.

     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Term Note, any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

     (b) As used herein, in the Term Note, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

             ARTICLE 2. AMOUNT AND TERM OF LOAN; COMMITMENT AMOUNT

     2.1 Term Loan; Term Loan Commitment.

     (a) Subject to the terms and conditions hereof, the Lender agrees to make a term loan to the Borrower on the Closing Date through its Applicable Lending Office in an aggregate principal amount equal to the amount of the Term Loan Commitment (the "Term Loan").

     (b) The Term Loan shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A (the "Term Note"). The Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of the Term Loan made to the Borrower, each continuation thereof, and the length of each Interest Period with respect thereto, in the books and records of the Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Lender to make any such recordation or notation in the books and records of the Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Term Note. The Term Note shall (i) be dated the Closing Date, (ii) provide for the payment of interest in accordance with Sections 2.5 and 2.6 and (iii) be stated to be payable in installments of principal in accordance with, and subject to the provisions of,
Section 2.1(c).

     (c) The Borrower shall repay the principal of the Term Loan in (i) eighty-three monthly installments of $102,500 each, payable on the first Business Day of each month, commencing on May 1, 2000, and (ii) a final installment in the amount of all principal of the

Term Loan outstanding on the Term Loan Maturity Date, payable on the Term Loan Maturity Date. No amount repaid hereunder shall be available for reborrowing.

     2.2 Optional Prepayments. The Borrower may, subject to Section 2.12, prepay the Term Loan in whole or in part, without premium or penalty, provided the Borrower pays to the Lender any additional amount due to the Lender under any Interest Rate Agreement, upon at least three Business Day's irrevocable written notice, from the Borrower to the Lender, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loan shall be in the minimum principal amount of $100,000. No amount prepaid hereunder shall be available for reborrowing.

     2.3 Continuation of Interest Periods. Each Interest Period shall be continued upon the expiration thereof by the Borrower giving notice to the Lender, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period, provided that the selection of an Interest Period by the Borrower shall be subject to Section 2.4 and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section with respect to any portion of the Term Loan, the Borrower shall be deemed to have selected an Interest Period of one month with respect to such portion.

     2.4 Minimum Amounts of Tranches. All selections and continuations of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the principal amount of the portion of the Term Loan comprising each Tranche shall be at least $102,500 and, in any case, there shall not be more than 6 Tranches.

     2.5 Interest Rates and Payment Dates.

     (a) Subject to Section 2.7, the outstanding principal amount of the Term Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Term Loan Margin.

     (b) If any Event of Default shall have occurred and be continuing, all amounts outstanding shall bear interest at a rate per annum equal to the Base Rate plus 2% from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

     (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.

     2.6 Computation of Interest and Fees.

     (a) Interest on the Term Loan shall be calculated on the basis of a 360-day year for the actual days elapsed. The Lender shall as soon as practicable notify the Borrower of each determination of a LIBOR Adjusted Rate. Any change in the interest rate on a Loan resulting from a change in the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change in the LIBOR Reserve Requirements becomes effective. The Lender shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

     (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

     2.7 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

     (a) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period, or

     (b) the Lender shall have determined, acting in good faith, that the LIBOR Adjusted Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender (as conclusively certified by the Lender) of maintaining the Term Loan at a rate based upon the Adjusted LIBOR Rate during such Interest Period, the Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter.

     If such notice is given, that portion of the outstanding balance of the Term Loan which would have been subject to such Interest Period shall instead accrue interest at the Base Rate (as determined by the Lender) until such time as such notice has been withdrawn by the Lender. All interest accruing at such rate shall be payable quarterly in arrears, on the first day of each January, April, July and October.

     2.8 Payments. All payments (including prepayments) to be made by the Borrower hereunder and under the Term Note, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made on the due date thereof to the Lender, at the Lender's office specified in Section 8.2, in Dollars and in immediately available funds. Such payments shall be automatically debited to the Borrower's Account No. 455-8801013 maintained with the Lender. If any payment hereunder (other than payments of interest accruing at the Adjusted LIBOR Rate) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment of interest accruing at the Adjusted LIBOR Rate becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day.

     2.9 Illegality. Notwithstanding any other provision herein, if any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Lender or its Applicable Lending Office to maintain the Term Loan at a rate based upon the Adjusted LIBOR Rate as contemplated by this Agreement, (a) the commitment of the Lender hereunder to maintain the Term Loan at such rate shall forthwith be suspended during such period of illegality and (b) each portion of the Term Loan then accruing interest at such rate shall be converted automatically, on the respective last days of the then current Interest Periods with respect thereto, or within such earlier period as required by law, to loans accruing interest at the Base Rate (as determined by the Lender). If any such conversion occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 2.12.

     2.10 Increased Costs.

     (a) In the event that any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as the Lender in the relevant jurisdiction) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender or Applicable Lending Office which is not otherwise included in the determination of the LIBOR Adjusted Rate hereunder; or

          (ii) shall impose on the Lender or Applicable Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to the Lender or Applicable Lending Office, by an amount which the Lender deems to be material, of making, converting into, continuing or maintaining the Term Loan, or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall immediately pay to the Lender, upon the demand of the Lender, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable. If the Lender or any Applicable Lending Office becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender or Applicable Lending Office to the Borrower shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Note and all other amounts payable hereunder.

     (b) If, after the Closing Date, the introduction of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender, and the Lender (taking into consideration the Lender's or such corporation's policies with respect to capital adequacy) determines that the amount of capital maintained by the Lender or such corporation which is attributable to or based upon the Term Loan or this Agreement must be increased as a consequence of such introduction or change by an amount deemed by the Lender to be material, then, upon demand of the Lender, the Borrower shall immediately pay to the Lender additional amounts sufficient to compensate the Lender or such corporation for the increased costs to the Lender or corporation of such increased capital. Any such demand shall be accompanied by a certificate of the Lender setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Note and all other amounts payable hereunder.

     2.11 Taxes. All payments made by the Borrower in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender in respect of the Obligations, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Term Note. The Lender shall deliver to the Borrower a certificate in good faith setting forth the amount of such Taxes, the calculation of such Taxes and an explanation of the requirement therefor, all in reasonable detail and such certificate shall be conclusive, absent manifest error. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lender a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Lender. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement, the payment of the Term Note and all other amounts payable hereunder.

     2.12 Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from and to pay the Lender within 5 Business Days of such Lender's demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which the Lender may sustain or incur as a consequence of
(a) default by the Borrower in payment when due of the principal amount of or interest on the Term Loan, (b) default by the Borrower in making any prepayment, or continuing any Interest Period, after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment of any portion of the Term Loan on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Term Loan under Article
7). The Lender's certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement, the payment of the Term Note and all other amounts payable hereunder.

     2.13 Mitigation of Costs. If the Lender, by changing its Applicable Lending Office or taking any other reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Section 2.7, 2.9, 2.10 or 2.11, the Lender shall take such action.

                   ARTICLE 3. REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Agreement and to make the Term Loan, the Borrower hereby represents and warrants to the Lender that:

     3.1 Organization and Good Standing. The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (corporate, partnership, limited liability company and otherwise) to own its properties and to conduct its business as now conducted and as currently proposed to be conducted and (c) is duly qualified to conduct business as a foreign organization, and is currently in good standing, in each state and other jurisdiction in which its failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect. Each state and other jurisdiction in which the Borrower or any Subsidiary is organized or is qualified to conduct business is listed on Schedule 3.1 hereto.

     3.2 Power and Authority. The Borrower has all requisite power and authority under applicable Requirements of Law to borrow hereunder. The Borrower has all requisite power and authority under applicable Requirements of Law to execute, deliver and perform the obligations under the Loan Documents to which it is a party. All actions, waivers and consents (corporate, regulatory and otherwise) necessary for the Borrower to execute, deliver and perform the Loan Documents to which it is a party have been taken and/or received.

     3.3 Validity and Legal Effect. This Agreement constitutes, and the other Loan Documents to which the Borrower is a party constitute (or will constitute when executed and delivered), the legal, valid and binding obligations of the Borrower enforceable against it in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or by equitable principles relating to enforceability.

     3.4 No Violation of Laws or Agreements. The execution, delivery and performance of the Loan Documents, (a) will not violate or contravene any material Requirement of Law, (b) will not result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which the Borrower or any of its property may be bound, and (c) will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any properties of the Borrower, whether such properties are now owned or hereafter acquired.

     3.5 Title to Assets; Existing Encumbrances. The Borrower has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except the Liens permitted by Section 6.3. The property and assets of the Borrower are in good order and repair (ordinary wear and tear excepted) and are fully covered by the insurance required under the Loan

Documents. The Borrower owns all furniture, fixtures and equipment located in or at the Subject Property; none of such property is owned by a Subsidiary. The Borrower has not used (or permitted the filing of any financing statement under) any legal or operating name at any time during the twelve consecutive calendar months immediately preceding the execution of this Agreement, except as identified on Schedule 3.5 hereto.

     3.6 Taxes and Assessments. The Borrower and each Subsidiary has timely filed all required tax returns and reports (federal, state and local) or has properly filed for extensions of the time for the filing thereof. The Borrower does not have knowledge of any deficiency, penalty or additional assessment due or appropriate in connection with any such taxes. All taxes (federal, state and local) imposed upon the Borrower or any Subsidiary or any of its properties, operations or income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for those taxes being contested in good faith by appropriate proceedings diligently prosecuted and with adequate reserves reflected on the financial statements in accordance with GAAP. There are no taxes imposed on the Borrower or its Subsidiaries by any political subdivision or taxing authority due or payable either on or by virtue of the execution and delivery by the Borrower or the Lender of this Agreement or any other Loan Document to which the Borrower is party, or on any payment to be made by the Borrower pursuant hereto or thereto.

     3.7 Litigation and Legal Proceedings. Except as disclosed on Schedule 3.7 hereto, there is no litigation, claim, investigation, administrative proceeding, labor controversy or similar action that is pending or, to the best of the Borrower's knowledge, threatened (i) with respect to any Loan Document or the transactions contemplated thereby or (ii) against the Borrower or any Subsidiary that, if adversely resolved, could reasonably be expected to have a Material Adverse Effect.

     3.8 Accuracy of Financial Information.

     (a) All information previously furnished to the Lender that was prepared by or on behalf of the Borrower concerning the financial condition and operations of the Borrower and its Subsidiaries, including the audited consolidated financial statements of the Borrower as of October 31, 1999 for the fiscal year then ended, (A) have been prepared in accordance with GAAP consistently applied,
(B) are true, accurate and complete in all material respects, (C) fairly present the financial condition of the organizations covered thereby as of the dates and for the periods covered thereby and (D) disclose all material liabilities (contingent and otherwise) of the Borrower and its Subsidiaries.

     (b) Since October 31, 1999 there has been no event or condition resulting in a Material Adverse Effect.

     3.9 Accuracy of Other Information. All information contained in any material application, schedule, report, certificate, or any other document given to the Lender by the Borrower or any other Person in connection with the Loan Documents is in all material respects true, accurate and complete, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All projections given to the Lender by the Borrower or any other Person on behalf of the Borrower have been prepared with a reasonable basis and in good faith making use of such information as was available at the date such projection was made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and as of the Closing Date, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

     3.10 Compliance with Laws Generally. The Borrower and each Subsidiary is in compliance in all material respects with all Requirements of Law applicable to it, its operations and its properties.

     3.11 ERISA Compliance.

     (a) The Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA, and all rules, regulations and orders implementing ERISA.

     (b) Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Subsidiary or any ERISA Affiliate thereof could have any withdrawal liability.

     (c) Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived.

     (d) The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

     (e) The aggregate liability of the Borrower, each Subsidiary and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA to comply with provisions of ERISA or the Code will not have a Material Adverse Effect.

     (f) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of the Borrower, any Subsidiary or any ERISA Affiliate thereof under any plan, program or arrangement providing post-retirement, life or health benefits.

     (g) No Reportable Event and no Prohibited Transaction (as defined in ERISA) has occurred or is occurring with respect to any plan with which the Borrower or any Subsidiary is associated.

     3.12 Environmental Compliance.

     (a) The Borrower and each Subsidiary has received all permits and filed all notifications necessary under and is otherwise in compliance in all material respects with all national, federal, state and local laws, rules and regulations, whether domestic or foreign, governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including as provided in the provisions of and the regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (ii) the Solid Waste Disposal Act,
(iii) the Clean Water Act and the Clean Air Act, (iv) the Hazardous Materials Transportation Act, (v) the Resource Conservation and Recovery Act of 1976 and
(vi) the Federal Water Pollution Control Act Amendments of 1972 (all of the foregoing enumerated and non-enumerated statutes, including any applicable state or local statutes, all as amended, collectively, the "Environmental Control Statutes").

     (b) Neither the Borrower nor any Subsidiary has given any written or oral notice to the Environmental Protection Agency ("EPA") or any state or local agency with regard to any actual or imminently threatened removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products either (i) on properties owned or leased by the Borrower or such Subsidiary or (ii) otherwise in connection with the conduct of its business and operations.

     (c) Neither the Borrower nor any Subsidiary has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

     (d) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Control Statute to which the Borrower or any of its Subsidiaries is named as a party with respect to the Properties or the business conducted at the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Control Statute with respect to the Properties or such business.

     3.13 Federal Regulations. No part of the proceeds of the Term Loan are intended to be or will be used, directly or indirectly for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

     3.14 Fees and Commissions. Except as referred to in Section 4.1(f), neither the Borrower nor any Subsidiary owes or will owe any fees or commissions of any kind in connection with this Agreement or the transactions contemplated hereby, and the Borrower does not know of any claim (or any basis for any claim) for any fees or commissions in connection with this Agreement or such transactions.

     3.15 Solvency. Immediately prior to and upon the execution of this Agreement and the funding of the Term Loan on the Closing Date, the Borrower, both individually and together with its Subsidiaries, was, is and will be Solvent.

     3.16 Investment Company Act; Other Regulations. Neither the Borrower nor any Subsidiary is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     3.17 Nature of Business. Neither the Borrower nor any Subsidiary is engaged in any business other than the ownership and operation of retail apparel stores, the marketing, advertising and promotion of consumer products, the design and arrangement of apparel manufacturing and the importing of apparel and accessories.

     3.18 Ranking of Loans. This Agreement and the other Loan Documents to which the Borrower is a party, when executed, and the Term Loan, when borrowed, are and will be the direct and general obligations of the Borrower. The Borrower's obligations hereunder and thereunder rank and will rank at least pari passu in priority of payment to all other senior Indebtedness of the Borrower.

     3.19 Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 3.19 hereto.

                         ARTICLE 4. CONDITIONS PRECEDENT

     4.1 Conditions to Closing Date. The agreement of the Lender to make the Term Loan on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of the Term Loan, of the following conditions precedent:

     (a) Term Loan Agreement. The Lender shall have received this Agreement, executed and delivered by an officer of the Borrower as of the Closing Date.

     (b) Other Loan Documents. The Lender shall have received the Term Note, the Security Agreement, the Intercreditor Agreement and all UCC-1 Financing Statements and other agreements or instruments required to create or perfect a security interest in the Collateral executed in connection herewith, in each case executed and delivered by an officer of the Borrower.

     (c) Incumbency Certificates. The Lender shall have received an incumbency certificate of the Borrower dated as of the Closing Date, executed by its Secretary or Assistant Secretary.

     (d) Corporate Proceedings. The Lender shall have received a copy of the resolutions of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents to which it is or will be a party and (ii) the borrowing contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate states that such resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

     (e) Organic Documents. The Lender shall have received copies of the Organic Documents of the Borrower certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary thereof.

     (f) Fees and Costs. The Lender shall have received payment of all fees, costs and expenses, including legal fees (if requested by the Lender), accrued and unpaid and otherwise due and payable on or before the Closing Date by the Borrower in connection with this Agreement.

     (g) Lien Searches. The Lender shall have received such UCC and other Lien searches as it shall deem necessary.

     (h) Good Standing Certificates. The Lender shall have received a certificate, dated a recent date, of the Secretary of State of the state of formation of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business under such jurisdiction's law, certifying as to the existence and good standing of, and the payment of taxes by, the Borrower in such state.

     (i) No Default/Representations. No Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the Term Loan requested to be made, and the representations and warranties contained in this Agreement and each other Loan Document and certificate or other writing delivered to the Lender in satisfaction of the conditions set forth in this
Section 4.1 prior to or on the Closing Date shall be correct in all material respects on and as of the Closing Date, and the Lender shall have received a certificate of the Borrower to such effect in the form of Exhibit B, dated as of the Closing Date and executed by a Responsible Officer of the Borrower.

     (j) Insurance Policies. The Lender shall have received evidence that the insurance policies provided for in Section 5.5 are in full force and effect, certified by the insurance broker therefor.

     (k) Borrowing Notice. The Lender shall have received the Term Loan Borrowing Notice.

     (l) Additional Proceedings. The Lender shall have received such other approvals, opinions and documents as the Lender may reasonably request and all legal matters incident to the making of such loan shall be satisfactory to the Lender.

                        ARTICLE 5. AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that from and after the Closing Date, so long as the Term Note remains outstanding and unpaid or any other amount is owing to the
Lender:

     5.1 Financial Statements

     (a) Within 105 days after the end of each fiscal year, the Borrower shall deliver to the Lender a complete set of audited annual consolidated financial statements of the Borrower and unaudited consolidating financial statements with respect to the Borrower, including a balance sheet, an income statement and a cash flow statement (with accompanying notes and schedules). Such financial statements (i) must be prepared in accordance with GAAP consistently applied and (ii) must be certified without qualification by the Accountants. Together with the audited financial statements, the Lender must also receive (A) a certificate signed by such Accountants, at the time of the completion of the annual audit, stating that the financial statements fairly present the consolidated financial condition of the Borrower as of the date thereof and for the periods covered thereby, (B) a certificate executed by the Chief Financial Officer of the Borrower certifying that the financial statements fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and for the period covered thereby and that as of the date of such certificate such officer has obtained no knowledge of any Default except as specified in such certificate and (C) a Covenant Compliance Certificate.

     (b) Within 60 days after the end of each of the Borrower's first three fiscal quarters, the Borrower shall deliver to the Lender the consolidated financial statements of the Borrower and the unaudited consolidating financial statements for such quarter, including a balance sheet, an income statement and a cash flow statement (with accompanying notes and schedules). Such financial statements shall be prepared in accordance with GAAP consistently applied. Together with the quarterly financial statements, the Lender must also receive
(i) a certificate executed by the Chief Financial Officer of the Borrower (A) stating that the financial statements fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and for the period covered thereby and (B) certifying that as of the date of such certificate such officer has obtained no knowledge of any Default except as specified in such certificate and (ii) a Covenant Compliance Certificate.

     5.2 Certificates; Other Information. The Borrower shall furnish to the
Lender:

     (a) within 10 days after the same are filed, copies of all financial statements and reports which the Borrower or any Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor Governmental Authority;

     (b) promptly but, in any event, within 10 days after receipt thereof, copies of all financial reports (including management letters), if any, submitted to the Borrower or any Subsidiary by the Accountants in connection with any annual or interim audit of the books thereof;

     (c) as soon as possible and in any event within five Business Days after the occurrence of a Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

     (d) (A) as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto, (B) promptly and in any event within ten days after receipt thereof by the Borrower or any ERISA Affiliate of the

Borrower from the PBGC, copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower or any Subsidiary if the present value of the accrued benefits under the Plan exceeds its assets by an amount in excess of $500,000 and (D) promptly and in any event within ten days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability under
Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

     (e) promptly after the commencement thereof, but in any event not later than 10 days after service of process with respect thereto on, or the obtaining of knowledge by, the Borrower or any Subsidiary, notice of (i) each material action, suit or proceeding before any Governmental Authority and (ii) any claim under any Environmental Control Statute;

     (f) promptly upon any Subsidiary's becoming a Material Domestic Subsidiary, or upon the Borrower's direct or indirect creation or acquisition of a Material Domestic Subsidiary, notice of the same; and

     (g) promptly, such additional financial information as the Lender may from time to time reasonably request.

     5.3 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including all taxes, assessments, governmental charges and levies), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

     5.4 Conduct of Business; Maintenance of Existence and Licenses; Contractual Obligations. The Borrower shall, and shall cause each of its Subsidiaries to,
(i) continue to engage in business of the same general type as conducted by the Borrower and such Subsidiaries as of the Closing Date, (ii) preserve, renew and keep in full force and effect its corporate or other legal existence, unless the Board of Directors of any Subsidiary other than a Material Domestic Subsidiary or a Material Foreign Subsidiary determines that the preservation of its corporate or other legal existence is no longer desirable, and the loss thereof could not reasonably be expected to have a Material Adverse Effect, (iii) maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to so maintain would not have a Material Adverse Effect, and
(iv) comply with all Contractual Obligations except to the extent that failure to comply therewith would not have a Material Adverse Effect.

     5.5 Maintenance of Property; Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, keep all property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies or associations insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Lender evidence of the continued effectiveness of such insurance at all times (but with respect to Foreign Subsidiaries, only upon request by the Lender). All such policies of insurance on the property of the Borrower constituting Collateral shall contain an endorsement, in form and substance satisfactory to the Lender,
(i) showing the Lender, as additional insured or loss payee, as appropriate, and
(ii) providing that the insurance companies will give the Lender at least 20 days' prior written notice before any such policy or policies of insurance shall be materially altered or canceled. All policies of insurance required to be maintained under this Agreement shall be in customary form and with insurers reasonably acceptable to the Lender and all such policies shall be in such amounts as shall be customary for similar companies in the same or similar business in the same geographical area. The Borrower shall deliver to the Lender insurance certificates certified by the Borrower's insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. In addition, the Borrower shall notify the Lender promptly of any occurrence causing a material loss of any insured Property constituting Collateral and the estimated (or actual, if available) amount of such loss. In addition, the Borrower shall cause the insurance policies maintained by it and the Domestic Subsidiaries to be in conformity with the following:

          (i) Each policy for liability insurance shall provide for all losses to be paid on behalf of the Lender and the Borrower as their respective interests may appear, and each policy for property damage insurance shall, to the extent applicable to Collateral, provide for all losses (except for losses of less than $1,000,000 per occurrence, which may be paid directly to the Borrower) to be paid directly to the Lender.

          (ii) Reimbursement under any liability insurance maintained by the Borrower or its Subsidiaries pursuant to this Section 5.5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to Collateral as to which clause (iii) of this Section 5.5 is not applicable, the Borrower will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by the Borrower pursuant to this Section 5.5 shall be paid by the insurer or the Lender, as applicable, to the Borrower or the applicable Domestic Subsidiary, upon presentation of invoices and other evidence of obligations, as reimbursement for the costs of such repairs or replacements. Any such payment by the Lender shall not be unreasonably withheld or delayed.

          (iii) Upon the occurrence and during the continuance of a Default, all insurance proceeds in respect of such Collateral shall be paid to the Lender and applied in repayment of the Term Loan.

Notwithstanding any provision in this Section 5.5 to the contrary, the Borrower shall have until June 30, 2000 to deliver to the Lender evidence, in form and substance reasonably satisfactory thereto, that the Borrower has complied with the requirements of this Section 5.5, provided that the Borrower shall deliver to the Lender by the Closing Date, pursuant to
Section 4.1(j), evidence of insurance complying with the first sentence of this
Section 5.5.

     5.6 Inspection of Property; Books and Records; Discussions The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its Accountants.

     5.7 Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to:

     (a) Comply in all material respects with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Control Statutes and obtain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Control Statutes;

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Control Statutes and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Control Statutes except to the extent that the same are being contested in good faith by appropriate proceedings; and

     (c) Defend, indemnify and hold harmless the Lender and its respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Control Statutes applicable to the operations of the Borrower or any of its Subsidiaries, or the Borrower's or any of such Subsidiaries' interest in Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement, the payment of the Term Note and all other amounts payable hereunder.

     5.8 Use of Proceeds. The Borrower will use the proceeds of the Term Loan solely to refinance the existing financing that was used to finance the improvements at the Borrower's headquarters building located at 15202 Graham Street, Huntington Beach, California, and for no other use.

     5.9 Compliance With Laws, Etc. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all applicable Requirements of Law.

     5.10 Guarantees. The Borrower will cause each of its Material Domestic Subsidiaries to execute and deliver to the Lender, promptly upon request thereby, a Guarantee guaranteeing the Obligations and (A) a favorable written opinion of counsel satisfactory to the Lender as to such matters relating thereto as the Lender may reasonably request, in form and substance satisfactory to the Lender, (B) such other agreements, instruments, approvals or other documents as the Lender may reasonably request, and (C) copies of the organizational documents, resolutions and incumbency certificates of such Domestic Subsidiary.

                         ARTICLE 6. NEGATIVE COVENANTS

     The Borrower hereby agrees that from and after the Closing Date, so long as the Term Note remains outstanding and unpaid or any other amount is owing to the Lender hereunder:

     6.1 Financial Condition Covenants. The Borrower shall not:

     (a) Maximum Leverage Ratio. Permit the Maximum Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower, to exceed 1.75:1.

     (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower, to be less than 1.25:1.

     (c) Minimum Profitability. Permit, with respect to the Borrower and its Subsidiaries on a consolidated basis, a net loss to exist for any two consecutive fiscal quarters of the Borrower.

     (d) Indebtedness of Na Pali. Permit Na Pali and its Subsidiaries to have outstanding at any time credit commitments thereto (including commitments in the form of borrowing commitments, commitments to issue letters of credit and bank overdraft line commitments), and Indebtedness resulting therefrom or otherwise, in an aggregate principal amount in excess of $95,000,000.

     6.2 Limitation on Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, and shall not permit any of its Domestic Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except for:

     (a) Indebtedness created hereunder and under the other Loan Documents;

     (b) Indebtedness of the Borrower outstanding on the Closing Date and listed on Schedule 6.2;

     (c) Indebtedness (i) evidenced by performance bonds or letters of credit issued in the ordinary course of business or reimbursement obligations in respect thereof, (ii) evidenced by a letter of credit facility related to insurance associated with claims for work-related injuries or (iii) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

     (d) trade credit incurred to acquire goods, supplies, services and incurred in the ordinary and normal course of business;

     (e) Lease Expenses;

     (f) Indebtedness of the Borrower and its Domestic Subsidiaries with respect to the Revolving Loan Facility; and

     (g) in addition to the foregoing, Indebtedness of the Borrower not exceeding $5,000,000 in aggregate principal amount at any time outstanding.

     6.3 Limitation on Liens. The Borrower shall not, and shall not permit any of its Domestic Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

     (a) Liens created hereunder or under any of the other Loan Documents;

     (b) Liens existing on any Property at the time of its acquisition and not created in anticipation of such acquisition;

     (c) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Domestic Subsidiaries, as the case may be, in conformity with GAAP;

     (d) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

     (e) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

     (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, would not cause a Material Adverse Effect;

     (h) Liens in favor of the Revolving Loan Lenders securing the Revolving Loan Facility, which Liens are subject to the terms of an Intercreditor Agreement.

     (i) Liens securing Indebtedness incurred after the date hereof to purchase, or to finance the purchase of, fixed assets, provided that (i) any such Lien is limited to the fixed asset or assets acquired or financed, and any subsequent improvements thereto, and (ii) such Indebtedness is otherwise permitted under
Section 6.2(g).

     6.4 Limitation on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except as permitted by Section 5.4, or create or acquire any Subsidiary, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets, except that the Borrower may consummate Acquisitions permitted by Section 6.7(d).

     6.5 Limitation on Sale of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for fair market value, (ii) the consideration for such Asset Disposition is all cash, (iii) no Default has occurred and is continuing or would result from such Asset Disposition and (iv) the Consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same calendar year, does not exceed $10,000,000. Notwithstanding the foregoing, the Borrower shall not, without the prior written consent of the Lender, make any Asset Disposition of property constituting Collateral that, when aggregated with the Consideration for all previous Asset Dispositions of Collateral, exceeds $1,000,000.

     6.6 Limitation on Dividends. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) if a corporation, declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, and (b) if a partnership or a limited liability company, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called "Restricted Payments"), provided, however, that (i) the Borrower and its Subsidiaries shall be permitted to make Restricted Payments so long as no Default has occurred and is continuing and (ii) the Subsidiaries shall in any case be permitted to pay cash dividends to the Borrower.

     6.7 Limitation on Investments, Loans and Advances. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an "investment"), any Person, or otherwise make any Acquisition, except for:

     (a) the Borrower's ownership interest in its Subsidiaries;

     (b) investments in marketable securities, liquid investments and other financial instruments that are acquired for investment purposes and may be readily sold or otherwise liquidated, that have a value which may be readily established and which are investment grade;

     (c) extensions of trade credit in the ordinary course of business;

     (d) Acquisitions of Persons or businesses in the same line of business as that described in Section 3.17; provided that (i) no Default has occurred and is continuing or would result from the consummation of such Acquisition (and the Borrower shall have delivered to the Lender a Covenant Compliance Certificate showing pro forma calculations assuming such Acquisition had been consummated); and (ii) the aggregate Consideration for all such Acquisitions in any calendar year shall not exceed $10,000,000;

     (e) investments existing on the Closing Date and listed on Schedule 6.7;
and

     (f) loans and advances to officers and employees of the Borrower or any Subsidiary, provided that such loans and advances do not exceed $1,000,000 in aggregate principal amount at any time outstanding.

     6.8 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate or with any Subsidiary that has not executed a Guarantee, unless such transaction is in the ordinary course of the Borrower's or such Subsidiary's business and is upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate or a Subsidiary.

     6.9 Fiscal Year. The Borrower shall not permit its fiscal year or the fiscal year of any of its Subsidiaries to end on a day other than October 31.

     6.10 Sale-Leaseback Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property for consideration exceeding $5,000,000 in the aggregate in any calendar year.

     6.11 Unfunded Liabilities. The Borrower shall not permit unfunded liabilities for any and all Plans maintained for or covering employees of the Borrower or any Subsidiary to exceed $500,000 in the aggregate at any time.

     6.12 Hedging Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedging Agreement, except that the Borrower or any Subsidiary may enter into any Hedging Agreement that (a) is of a non-speculative nature and (b) is for the purpose of hedging the Borrower's or such Subsidiary's reasonably estimated interest rate, foreign currency or commodity exposure.

                          ARTICLE 7. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal on the Term Note when due, or the Borrower shall fail to pay any interest on the Term Note, any fee referred to in this Agreement or any other amount payable hereunder when due; or

     (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

     (c) The Borrower shall default in the observance or performance of any agreement contained in Sections 5.2(c), 5.6, 5.8 or 5.10 or in any provision of
Article 6; or

     (d) The Borrower shall default in the observance or performance of any other material agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of
(i) notice thereof from the Lender to the Borrower and (ii) actual knowledge thereof by a Responsible Officer of the Borrower; or

     (e) Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by the Borrower, or a proceeding shall be commenced by the Borrower, or by any Governmental Authority or other Person having jurisdiction over the Borrower, seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document; or

     (f) The Borrower or any Subsidiary shall (i) default in any payment of principal or interest, regardless of the amount, due in respect of any (A) Indebtedness (other than the Term Note), issued under the same indenture or other agreement, if the original principal amount of Indebtedness covered by such indenture or agreement is $750,000 or greater or (B) Guarantee Obligation with respect to an amount of $750,000 or greater, in either case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation; or (ii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or any "Event of

Default" (as defined in the Credit Agreement evidencing the Revolving Loan Facility) shall occur; provided that any default by the Borrower or any Subsidiary under a Guarantee Obligation with respect to a real property lease shall not constitute a Default under this Section 7(f) if the Borrower or such Subsidiary, as applicable, is contesting the validity of such default in good faith by appropriate proceedings, the Borrower or such Subsidiary, as applicable, is maintaining reserves in conformity with GAAP with respect thereto and such default could not reasonably be expected to have a Material Adverse Effect; or

     (g) (i) The Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or
(ii) there shall be commenced against any the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Subsidiary or any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
(i), (ii), or (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

     (h) (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination) or (v) the Borrower or any Commonly Controlled Entity would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case regarding clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Borrower or any Subsidiary to any tax, penalty or other liabilities in the aggregate to exceed $500,000; or

     (i) One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against any the Borrower or any Subsidiary that is reasonably likely to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (j) Any material provision of any Loan Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason, cease to be valid or enforceable in accordance with its terms, or any security interest created under any Loan Document shall for any reason, cease to be a valid and perfected first priority Lien (except as permitted by Section 6.3) in any material portion of the Collateral; or

     (k) Any event or condition shall occur which the Lender reasonably believes could have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically the Term Loan made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may by notice to the Borrower, declare the Term Loan (with accrued interest thereon) and all other Obligations under this Agreement and the Term Note to be due and payable forthwith, whereupon the same shall immediately become due and payable. In all cases, the Lender may enforce any or all of the Liens and security interests and other rights and remedies created pursuant to any Loan Document or available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                            ARTICLE 8. MISCELLANEOUS

     8.1 Amendments and Waivers. Neither this Agreement, the Term Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in a writing executed by the Lender and the Borrower.

     8.2 Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 3 days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case respectively addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Term Note:

The Borrower:          Quiksilver, Inc.
                       15202 Graham Street
                       Huntington Beach, California 92649
                       Attention: Steve Brink
                       Telecopy: (714) 889-2322

The Lender:            Union Bank of California, N.A., as Lender
                       500 South Main Street, Suite 201
                       Orange, California 92868
                       Attention:  Margaret Furbank
                       Telecopy:  (714) 565-5770

provided that any notice, request or demand to or upon the Lender pursuant to
Section 2.2 or 2.3 shall not be effective until received.

     8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     8.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Term Note.

     8.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable costs and out-of-pocket expenses (including travel and other expenses incurred by it or its agents in connection with performing due diligence with regard hereto) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Term Note and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Lender (including the allocated costs of internal counsel to the Lender), (b) to pay or reimburse the Lender for all its reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Term Note, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or any insolvency or bankruptcy proceeding, including reasonable fees and disbursements of legal counsel and financial advisors to the Lender (including the allocated costs of internal counsel to the Lender), (c) to pay, indemnify and hold harmless the Lender from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Term Note, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless the Lender from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including the allocated cost of internal counsel and the reasonable legal fees and disbursements of outside counsel to the Lender), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Term Note and the other Loan Documents, any Acquisitions or the use of the proceeds of the Term Loan and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Lender. The agreements in this Section shall survive repayment of the Term Note and all other amounts payable hereunder. The Lender agrees to provide reasonable details and supporting information concerning any costs and expenses required to be paid by the Borrower pursuant to the terms hereof.

     8.6 Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Term Note and their respective successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender.

     (b) The Lender may sell participations in or assign the Term Loan, in whole or in part, and may exchange financial information about the Borrower and its Subsidiaries with actual or potential participants or assignees. If a participation is sold or the Term Loan is assigned (whether in whole or in part), the purchaser will have the right of set-off against the Borrower. The lender accepting the participation or assignment shall execute an assignment agreement in form and substance acceptable to the Lender.

     8.7 Set-Off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against the Obligations any and all credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof or bank controlling the Lender to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.10 Integration. This Agreement represents the entire agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     8.11 GOVERNING LAW. THIS AGREEMENT AND THE TERM NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

     8.12 Alternative Dispute Resolution.

     (a) Claims Subject To Judicial Reference; Selection Of Referee. All Claims, including any and all questions of law or fact relating thereto, shall, at the written request of any Party, be determined by Reference. The Parties shall select a single neutral referee, who shall be a retired state of federal judge with at least five years of judicial experience in civil matters. In the event that the Parties cannot agree upon a referee, the referee shall be appointed by the court. The Parties shall equally bear the fees and expenses of the referee unless the referee otherwise provides in the statement of decision.

     (b) Waiver Of Jury Trial. In connection with a Reference or any other action or proceeding, whether brought in state or federal court, the Parties hereby expressly, intentionally and deliberately waive any right they may otherwise have to trial by jury of any Claim.

     (c) Conduct Of Reference. Except as provided in this Section 8.12, the Reference shall be conducted pursuant to Applicable State Law. The referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Section 8.12.

     (d) Provisional Remedies, Self-Help And Foreclosure. No provision of this
Section 8.12 shall limit the right of any party to (i) exercise self-help remedies including set-off, (ii) foreclose against or sell any Collateral, by power of sale or otherwise or (iii) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference. The exercise of, or opposition to, any such remedy does not waive the right of any Party to Reference pursuant to this Section 8.12.

     (e) Limitation On Damages. In the event that punitive damages are permitted under Applicable State Law, the amount thereof shall not exceed a sum equal to three times the amount of actual damages as determined by the referee.

     (f) Severability. In the event that any provision of this Section 8.12 is found to be illegal or unenforceable, the remainder of this Section 8.12 shall remain in full force and effect.

     (g) Miscellaneous. In the event that multiple Claims are asserted, some of which are found not subject to this Section 8.12, the Parties agree to stay the proceedings of the Claims not subject to this Section 8.12 until all other Claims are resolved in accordance with this Section. In the event that Claims are asserted against multiple parties, some of whom are not subject to this Section, the Parties agree to sever the Claims subject to this Section 8.12 and resolve them in accordance with this Section 8.12. In the event of any challenge to the legality or enforceability of this Section 8.12, the prevailing Party shall be entitled to recover the costs and expenses, including reasonable attorneys' fees, incurred by it in connection therewith. Applicable State Law shall govern the interpretation of this Section 8.12.

     (h) Defined Terms. As used in this Section 8.12, the following terms shall have the respective meanings set forth below:

     "Applicable State Law": the law of the State of California; provided, however, that if any Party seeks to (i) exercise self-help remedies, including set-off, (ii) foreclose against or sell any Collateral, by power of sale or otherwise or (iii) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference, the law of the state where such Collateral is located shall govern the exercise of or opposition to such rights and remedies.

     "Claim": any claim, cause of action, action, dispute or controversy between the Parties, whether sounding in contract, tort or otherwise, which arises out of or relates to: (i) any of the Loan Documents; (ii) any negotiations or communications relating to any of the Loan Documents, whether or not incorporated into the Loan Documents or any indebtedness evidenced thereby; or
(iii) any alleged agreements, promises, representations or transactions in connection therewith.

     "Party": the Borrower or the Lender.

     "Reference": a judicial reference conducted pursuant to this Section 8.12 in accordance with Applicable State Law, as in effect at the time the referee is selected pursuant to Section 8.12(a).

     8.13 Acknowledgements. The Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Term Note and the other Loan Documents;

     (b) the Lender has no fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Lender, on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and

     (c) no joint venture exists between the Borrower, on one hand, and the Lender, on the other hand.

     8.14 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     8.15 Confidentiality. The Lender shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower, but may, in any event, make disclosures (i) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of the Term Loan or participations therein or (ii) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or
(iii) to its attorneys and accountants or (iv) as required by law or (v) in connection with litigation involving the Lender; provided that (a) such transferee, assignee or participant agrees to comply with the provisions of this
Section 8.15 unless specifically prohibited by applicable law or court order and
(b) in no event shall the Lender be obligated or required to return any materials furnished by the Borrower or the Subsidiary.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                        BORROWER
                        --------

                        QUIKSILVER, INC.


                        By:  /s/ Steven L. Brink
                             ---------------------------------------------------
                        Name: Steven L. Brink
                        Title:  Chief Financial Officer, Secretary and Treasurer


                        LENDER
                        ------

                        UNION BANK OF CALIFORNIA, N.A.


                        By:  /s/ Margaret Furbank
                             ---------------------------------------------------
                        Name: Margaret Furbank
                        Title: Vice President


                        Address for Notices
                        -------------------

                        (a)  For Credit:

                        500 South Main Street, Suite 201
                        Orange, California 92868
                        Attention: Margaret Furbank
                        Telephone: (714) 565-5579
                        Facsimile: (714) 565-5770

                        (b) For Operations:

                        1980 Saturn Street
                        Monterey Park, California 91755
                        Attention: Ruby Gonzales
                        Telephone: (323) 720-7055
                        Facsimile: (323) 724-6198

                        Approved Lending Office
                        -----------------------

                        Applicable Lending Office:
                        500 Main Street, Suite 201
                        Orange, California 92868

                                      -i-